SCHEDULE 14C
                                 (Rule 14c-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT

                            SCHEDULE 14C INFORMATION
                 INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


Check the appropriate box:

[ ] Preliminary information statement     [ ] Confidential, for Use of the
                                              Commission Only
[x] Definitive information statement          (as permitted by Rule 14c-5(d)(2))

                            CENTENNIAL CELLULAR CORP.
--------------------------------------------------------------------------------
                  (Name of Registrant as Specified in Charter)

     Payment of Filing Fee (Check the appropriate box):

     [x]    No fee required.

     [ ]   $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14c-5(g).

     [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     (1) Title of each class of securities to which transaction applies:


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     (2) Aggregate number of securities to which transaction applies:


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     (3) Per unit  price  or other  underlying  value  of  transaction  computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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     (4) Proposed maximum aggregate value of transaction:


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     (5) Total fee paid:


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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange  Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)    Amount Previously Paid:


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                            CENTENNIAL CELLULAR CORP.
                               1305 CAMPUS PARKWAY
                                NEPTUNE, NJ 07753






                             December 28, 1999


Dear Stockholder:

     We have obtained the written consent of certain of our stockholders of record as of November 19, 1999 to approve an amendment to our Amended and Restated Certificate of Incorporation increasing the authorized number of shares of our Class A common stock, par value $.01 per share, from 50,000,000 shares to 150,000,000 shares. Our Board of Directors has also approved this amendment and a related proposal to effect a three-for-one stock split in the form of a dividend. Your consent is not required and is not being solicited in connection with these actions. Pursuant to Section 228 of the Delaware General Corporation Law, you are hereby being provided with notice of the approval of these actions by less than unanimous written consent of our stockholders. Pursuant to the Securities Exchange Act of 1934, with this letter you are being furnished an information statement relating to these actions.


                                   By Order of the Board of Directors



                                   /s/ Peter W. Chehayl
                                   --------------------------------------
                                   Peter W. Chehayl
                                   Secretary

                            CENTENNIAL CELLULAR CORP.
                               1305 CAMPUS PARKWAY
                                NEPTUNE, NJ 07753


                              INFORMATION STATEMENT

                                     GENERAL


     This information statement is being mailed on or about December 28, 1999 to holders of record as of December 27, 1999 of our Class A common stock, par value $.01 per share (the "Common Stock"). This statement is furnished in connection with the taking of action by written consent of the holders of a majority of the outstanding shares of Common Stock approving an amendment to the our Amended and Restated Certificate of Incorporation increasing the authorized shares of Common Stock from 50,000,000 to 150,000,000 shares (the "Amendment"). THE COMPANY IS NOT ASKING YOU FOR A PROXY OR CONSENT AND YOU ARE REQUESTED NOT TO SEND US A PROXY OR CONSENT.

     As of December 23, 1999, there were outstanding 31,359,711 shares of the Common Stock held of record by 104 stockholders. Each share of Common Stock is entitled to one vote. The record date for purposes of the written consent to this action was November 19, 1999. However, because Welsh, Carson, Anderson & Stowe VIII, L.P., WCAS Capital Partners III, L.P., WCAS Information Partners, L.P., Blackstone CCC Capital Partners L.P., Blackstone CCC Offshore Capital Partners L.P. and Blackstone Family Investment Partnership III L.P. hold at least a majority of the issued and outstanding shares of Common Stock and, therefore, had sufficient voting power to approve the Amendment through their ownership of our Common Stock, no other stockholder consents are being solicited and no stockholders' meeting is being held in connection with these actions.


                         SECURITIES OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

PRINCIPAL STOCKHOLDERS OF THE COMPANY

          The table below contains information regarding the beneficial ownership of our Common Stock as of December 27, 1999 by each stockholder who owns beneficially five percent or more of our Common Stock. Holders of Common Stock are entitled to one vote per share.

          As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date. The number of shares beneficially owned by each stockholder is determined according to the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under current rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the "beneficial owners" of the same shares.

          Unless otherwise noted in the footnotes to this table, each of the stockholders named in this table has sole voting and investment power with respect to Common Stock shown as beneficially owned. The percentage ownership of each stockholder is calculated based on 31,359,711 shares of Common Stock outstanding on December 27, 1999.

                                       Beneficial
                                       Ownership of       Percent of
Name and Address                       Shares             Class Owned

Welsh, Carson, Anderson &
   Stowe VIII, L.P. (1)                 17,249,026            55.0

WCAS Capital Partners III, L.P. (1)      1,626,507             5.2

Blackstone Investors (2)                 9,390,681            29.9

Thomas E. McInerney (3)                 18,875,533            60.2

Anthony J. de Nicola (4)                18,875,533            60.2

Rudolph E. Rupert (5)                   18,875,533            60.2

Mark T. Gallogly (6)                     9,390,681            29.9

Lawrence H. Guffey (6)                   9,390,681            29.9

          (1) The address for Welsh, Carson, Anderson & Stowe VIII, L.P. and WCAS Capital Partners III, L.P. is 320 Park Avenue, Suite 2500, New York, New York 10022. Certain of the shares reflected as owned by Welsh, Carson, Anderson & Stowe VIII, L.P. are owned beneficially and of record by Welsh, Carson, Anderson & Stowe VII, L.P. (1,944,351) and WCAS Information Partners, L.P. (68,223), limited partnerships and corporations affiliated with Welsh, Carson, Anderson & Stowe VIII, L.P. Up to an aggregate 862,452 shares included as beneficially owned by Welsh, Carson, Anderson & Stowe VIII, L.P. are owned beneficially and of record by individuals who are members of the limited liability company that serves as its sole general partner, including Messrs. McInerney, deNicola and Rupert, and individuals employed by its investment advisor. Messrs. McInerney, deNicola and Rupert may be deemed to share beneficial ownership of the shares owned by Welsh, Carson, Anderson & Stowe VIII, L.P., and disclaim beneficial ownership of such shares except to the extent owned of record by them.

          (2) The total number of shares beneficially owned by Blackstone Investors are owned by Blackstone CCC Capital Partners L.P. (7,471,074), Blackstone CCC Offshore Capital Partners L.P. (1,356,165) and Blackstone Family Investment Partnership III L.P. (563,442). Blackstone Management Association III L.L.C. ("BMA") is the general partner of each of these partnerships, and Messrs. Peter G. Peterson and Stephen A. Schwarzman, as the founding members of BMA, may be deemed to share, together with BMA, beneficial ownership of such shares. The address of the Blackstone Investors, BMA and Messrs. Peterson and Schwarzman is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154. Mr. Gallogly, who is a member of BMA, and Mr. Guffey, who is an employee of affiliates of BMA, disclaim beneficial ownership of such shares.

          (3) Mr. McInerney, a director of the Company, owns of record 155,328 shares of Common Stock. Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Information Partners, L.P., WCAS Capital Partners III, L.P. and individuals who are members of the limited liability company that serves as Welsh, Carson, Anderson & Stowe VIII's general partner, affiliates of Mr. McInerney, own the remaining shares of common stock. Mr. McInerney disclaims beneficial ownership of such shares except to the extent owned of record by him.

          (4) Mr. de Nicola, a director of the Company, owns of record 13,644 shares of Common Stock. Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Information Partners, L.P., WCAS Capital Partners III, L.P., and individuals who are members of the limited liability company that serves as Welsh, Carson, Anderson & Stowe VIII's general partner, affiliates of Mr. DeNicola, own the remaining shares of Common Stock. Mr. DeNicola disclaims beneficial ownership of such shares except to the extent owned of record by him.

          (5) Mr. Rupert, a director of the Company, owns of record 13,644 shares of Common Stock. Welsh, Carson, Anderson & Stowe VIII, L.P., Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Information Partners, L.P., WCAS Capital Partners III, L.P., and individuals who are members of the limited liability company that serves as Welsh, Carson, Anderson & Stowe VIII's general partner, affiliates of Mr. Rupert, own the remaining shares of Common Stock. Mr. Rupert disclaims beneficial ownership of such shares except to the extent owned of record by him.

          (6) Messrs. Gallogly and Guffey, each directors of the Company, do not own of record any shares of Common Stock. Blackstone CCC Capital Partners L.P., Blackstone CCC Offshore Partners L.P. and Blackstone Family Investment Partnership III L.P., affiliates of Messrs. Gallogly and Guffey, own all of the shares of Common Stock. Messrs. Gallogly and Guffey disclaim beneficial ownership of such shares except to the extent owned of record by either of them.

BENEFICIAL OWNERSHIP BY MANAGEMENT

          The following table sets forth, as of December 27, 1999, certain information with respect to the beneficial ownership of shares of Common Stock of certain of our directors, our Chief Executive Officer, each of our other four most highly compensated executive officers (based on amounts reported as salary and bonus for fiscal 1999) for each of our last three fiscal years and all directors, nominees for director and executive officers as a group. See "Principal Stockholders of the Company" for ownership by directors not listed below.


                                        Beneficial
                                       Ownership of        Percent of
      Name and Address                    Shares           Class Owned
      ----------------                    ------           -----------

Michael J. Small                        131,250  (1)           *
J. Stephen Vanderwoude                    2,500  (2)           *
Phillip Mayberry                         37,500  (3)           *
Thomas Cogar                             11,250  (4)           *
Bernard P. Gallagher                         --               --
Rudy J. Graf                             26,502  (5)           *
Kari Jordan                              30,000  (6)           *
All directors and executive officers
as a group (16 persons)              28,559,166  (7)          91


-------------------

*        Less than 1%.

          (1) Consists of 30,000 shares which Mr. Small owns directly, and 101,250 shares which Mr. Small has the right to acquire pursuant to a stock option grant.

          (2) Consists of 1,000 shares which Mr. Vanderwoude owns directly and 1,500 shares which Mr. Vanderwoude has the right to acquire pursuant to a stock option grant.

          (3) Consists of 37,500 shares which Mr. Mayberry has the right to acquire pursuant to a stock option grant.

          (4) Consists of 11,250 shares which Mr. Cogar has the right to acquire pursuant to a stock option grant.

          (5) Consists of 26,502 shares which Mr. Graf owns directly.

          (6) Consists of 30,000 shares which Ms. Jordan has the right to acquire pursuant to a stock option grant.

          (7) Consists of 28,330,216 shares owned directly by such persons and 564,000 shares which may be acquired by such persons pursuant to stock option grants.

THE MERGER

          On January 7, 1999, we merged with CCW Acquisition Corp., a new Delaware corporation organized by Welsh, Carson, Anderson & Stowe VIII, L.P. As a result of the merger, a new group of equity investors acquired a 92.9% ownership interest in us. The remaining 7.1% interest was owned by public stockholders. The merger was accounted for as a recapitalization in which the historical basis of our assets and liabilities was not affected and no goodwill related to the merger was created.

MERGER FINANCING

          A total of approximately $1.87 billion was required to pay the cash consideration to stockholders in the merger, repay indebtedness, pay fees and expenses related to the merger and its financing and purchase pledged securities. The sources of funding for the merger and the related transactions are described below.

          Equity Financing. Welsh, Carson, Anderson & Stowe VIII, L.P., certain of its affiliates, including WCAS Capital Partners III, L.P., certain affiliates of Blackstone Capital Partners, L.P. and certain other investors purchased $400 million in common stock of CCW Acquisition Corp. The CCW Acquisition Corp. shares were converted into shares of our common stock in the merger.

          Bank Financing. Centennial Cellular Operating Co. LLC, a wholly-owned subsidiary of the Company, and its Puerto Rico subsidiary borrowed approximately $936.0 million under a new $1,050 million credit facility. A group of lenders provided Centennial Cellular Operating Co. LLC with the credit facility, consisting of a $900 million term loan facility and a $150 million revolving credit facility.

          High Yield Notes Financing. Centennial Cellular Operating Co. LLC, together with a co-obligor that has merged into the Company, issued $370 million of senior subordinated notes on December 14, 1998.

          Subordinated Debt Financing. WCAS Capital Partners III, L.P., an investment partnership affiliated with Welsh Carson VIII, purchased unsecured senior subordinated notes due 2009 and common stock of the Company at an aggregate price of $180 million.

ARRANGEMENTS WITH FORMER CONTROLLING STOCKHOLDER

          At the time of the merger, Century Communications Corp. ("Century"), our controlling stockholder before the merger, entered into a non-compete agreement with us, in which Century agreed that, until January 7, 2002, it will not engage in, or acquire a controlling interest in, any business that competes with any of our current operations in Puerto Rico. This agreement does not extend to the activities of Century's existing joint venture in Puerto Rico, Century-ML and is binding upon its successors and assigns.

          Century owned a controlling interest in us prior to the merger. Before the merger the Company and Century maintained combined workers compensation and general insurance policies. The premiums were allocated between us and Century based upon the actual cost of each respective company's coverage. We believe that the amounts payable by us under this arrangement were more favorable than the premiums we would have paid if it had obtained coverage under a separate policy. Under the merger agreement, we have covenanted to maintain employee benefits and incentive compensation that are no less favorable than its existing arrangements at least until January 2002.

     The Company and Century entered into a services agreement, effective August 30, 1996, pursuant to which Century, through its personnel, provided design, construction, management, operational, technical and maintenance for the wireless telephone, paging and related systems owned and operated by us. Such services also included providing all the services necessary for the monitoring, to the extent possible, of the activities of the partnerships in which we have minority equity interests, in such manner as to protect our interests. Such services were historically provided to us by Century. As consideration for the services rendered under the services agreement, we paid Century the annual sum of $1.0 million and reimbursed Century for all costs incurred by Century or its affiliates, excluding us and our subsidiaries, that were directly attributable to the design, construction, management, operation and maintenance of our wireless telephone, paging and related systems or to the performance by Century of its other duties under the services agreement. For the years ended May 31, 1999, 1998 and 1997, we recorded expenses of $0.6 million, $1.0 million and $0.8 million, respectively, under the services agreement. As of the effective time of the merger, Century and the Company terminated the services agreement.

          We lease space for the mobile telephone switching office serving the southwestern cluster and space on an antenna tower in the southwestern cluster from Century for an aggregate current annual rent of approximately $1,000 pursuant to an oral month-to-month lease agreement. We lease and share capacity on the fiber optic cable television facility and network of Century-ML fiber network for the purposes of operating as a competitive access provider. We share the cost of construction, operation and maintenance of the Century-ML fiber network on a pro rata basis based on the percentage of the number of fibers of the network used by or reserved for us.


                    AMENDMENT TO CERTIFICATE OF INCORPORATION

          On November 19, 1999, our Board of Directors adopted resolutions proposing, and on December 27, 1999 the holders of in excess of majority of the outstanding shares of Common Stock approved, the Amendment to our Amended and Restated Certificate of Incorporation increasing the number of authorized shares from 50,000,000 shares to 150,000,000 shares. The increase in the authorized number of shares of Common Stock is intended to provide sufficient shares of Common Stock to be issued in a three-for-one stock split in the form of a stock dividend. The Amendment will become effective when the Certificate of Amendment is filed with the Secretary of State of the State of Delaware, expected on or about January 20, 2000.

          We are presently authorized to issue 50,000,000 shares of Common Stock, of which, as of December 27, 1999, 31,359,711 shares were outstanding. We hold 23,501 shares as treasury stock. We have reserved for issuance an additional 3,000,000 shares under our 1999 Stock Option and Restricted Stock Purchase Plan. The aggregate number of shares of Common Stock outstanding or reserved for issuance (excluding treasury shares) as of December 27, 1999 was 34,359,711 shares, leaving 15,640,289 shares unissued and not reserved for issuance. These remaining shares would be insufficient to accomplish the proposed stock split (along with certain required proportionate adjustments in the number of shares reserved for issuance).

          Stock Split. On November 19, 1999, the Board of Directors adopted resolutions, subject to stockholder approval of the Amendment, that would effect a three-for-one stock split in the form of a stock dividend of two shares of Common Stock for each of the outstanding shares of Common Stock (the "Stock Split").

          The Stock Split will be payable on or about January 20, 2000 (the "Payment Date") to stockholders of record as of January 10, 1999 (the "Record Date"). Each person holding shares of Common Stock as of the Record Date will be entitled to receive as soon as practicable after the Payment Date a stock certificate evidencing and representing two additional shares of the Common Stock for each share held on the Record Date.

          ON WRITTEN REQUEST OF ANY STOCKHOLDER, A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MAY 31, 1999, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13a-1 UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, MAY BE OBTAINED WITHOUT CHARGE FROM PETER W. CHEHAYL, SECRETARY, CENTENNIAL CELLULAR CORP., 1305 CAMPUS PARKWAY, NEPTUNE, NEW JERSEY 07753.

                                        By Order of the Board of Directors


                                        /s/ Peter W. Chehayl
                                        -----------------------------------
                                        Peter W. Chehayl
                                        Secretary

December 28, 1999